CUSIP No. 87261Q10	Page 10 of 10

AGREEMENT TO JOINTLY FILE SCHEDULE 13G

AGREEMENT dated as of March 6, 2013 by and among I Michael Coslov, IMC Tube City Investments, LLC and IMC Tube City Holdings, Inc. (collectively, the “Reporting Persons”).

WHEREAS, pursuant to paragraph (k) of Rule 13d-1 promulgated under Subsection 13(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Reporting Persons hereto have decided to satisfy their filing obligations under the Exchange Act by a single joint filing:

NOW, THEREFORE, the Reporting Persons hereby agree as follows:

1.	The Amendment No. 1 to Schedule 13G with respect to TMS International Corp. to which this is attached as Exhibit A, is filed on behalf of each of the Reporting Persons.

2.	Each Reporting Person is responsible for the completeness and accuracy of the information concerning such Reporting Person contained therein.

IN WITNESS WHEREOF, the undersigned hereunto set their hands as of the date first above written.

/s/ I Michael Coslov
I Michael Coslov

IMC Tube City Investments, LLC

By:	/s/ Lester Lipschutz
Lester Lipschutz, Manager

By:	/s/ Matthew Kamens
Matthew Kamens, Manager

IMC Tube City Holdings, Inc.

By:	/s/ I Michael Coslov
I Michael Coslov, President

EXHIBIT A